UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 23, 2011

Artio Global Investors Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-34457	13-6174048
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

330 Madison Ave.
New York, NY	10017
(Address of principal executive offices)	(Zip Code)

(212) 297-3600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 23, 2011, Artio Global Investors Inc. (the “Company”) entered into amended and restated employment agreements (the “Amended Employment Agreements”) with each of Anthony Williams, the Company’s President and Chief Operating Officer, and Francis Harte, the Company’s Chief Financial Officer, which amended certain provisions of each of Messrs. Williams and Harte’s employment agreements with the Company, effective September 29, 2009 (the “Original Employment Agreements”).

The Amended Employment Agreements provide that if Messrs. Williams or Harte, as applicable, is terminated by the Company without Cause (whether or not related to a Change in Control) after the end of the Initial Term, he will be entitled to: (i) continued payment of his base salary for 12 months; (ii) a bonus payment equal to the higher of (A) the average of the discretionary bonuses awarded to him during the most recent three years or (B) the discretionary bonus awarded to him in the immediately preceding year; (iii) an additional prorated bonus equal to the bonus to be awarded as calculated in clause (ii); (iv) continued vesting or lapse of restrictions of his initial restricted stock unit award; and (v) all other benefits as described in the Original Employment Agreements.

The Amended Employment Agreements further provide that if Messrs. Williams or Harte, as applicable, is terminated by the Company (i) without Cause (whether or not related to a Change in Control), on or before the end of the Initial Term, (ii) without Cause within two years of a Change in Control that occurs on or before the end of the Initial Term, or (iii) for Good Reason within two years following a Change in Control, he will be entitled to the sums or benefits described in paragraphs 6(b)(i), (iv), (v) and (vii) of the Amended Employment Agreements, plus (A) continued payment of his base salary for 24 months; (B) a bonus payment, equal to two times the higher of (x) the average of the discretionary bonuses awarded to him during the most recent three years or (y) the discretionary bonus awarded to him in the immediately preceding year; and (C) an amount in cash based on the  amount of the pension contribution made or credited to the pension plans in the two immediately preceding plan years.

“Good Reason” means: (i) a substantial and material diminution of responsibilities, duties, authority, title or a change in reporting structure of Messrs. Williams or Harte, as applicable; (ii) the failure by the Company to pay compensation or provide benefits to Messrs. Williams or Harte, as applicable, as and when required by the Amended Employment Agreement; (iii) a material reduction in annual incentive compensation except as a result of neglect or failure in any material respect to perform or to discharge your duties or the imposition of similar reductions affecting all senior officers of the Company and its subsidiaries, or all senior officers of the successor to the Company’s business; (iv) requiring Messrs. Williams or Harte, as applicable, to relocate his office more than 40 miles from its present location; or (v) the failure by the Company to assign the Amended Employment Agreement to any successor to the Company’s business; provided, however, Good Reason shall not exist unless Messrs. Williams or Harte, as applicable, gives the Company written notice specifying a Good Reason event and the Company fails to cure such event within 30 days of having been given such written notice.

All capitalized terms used, but not defined herein, shall have the meanings set forth in the Amended Employment Agreements.

This summary does not purport to be complete and is qualified by reference to the full text of the Amended Employment Agreements, copies of which are filed as Exhibits 10.1and 10.2  to this Current Report on Form 8-K, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
Exhibit 10.1	Amended and Restated Employment Agreement, dated November 23, 2011, between Artio Global Investors Inc. and Anthony Williams

Exhibit 10.2	Amended and Restated Employment Agreement, dated November 23, 2011, between Artio Global Investors Inc. and Francis Harte

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Artio Global Investors Inc.

Date: November 28, 2011	By:	/s/ Richard Pell
	Name:	Richard Pell
	Title:	Chief Executive Officer